Exhibit 99.1

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is dated as of February 4, 2019 and is by and between Tremont Mortgage Trust (the “Borrower”), and Tremont Realty Advisors LLC (the “Lender”).
The Borrower desires the Lender to lend certain sums to the Borrower and the Lender agrees to extend credit to the Borrower, in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby confirmed and acknowledged, the Borrower and the Lender hereby agree as follows:
Section 1.Definitions and Interpretation.
As used herein, the following terms shall have the meanings set forth below:
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.
“Agreement Date” shall mean the date first set above, such date being the date on which this Agreement was executed and delivered by the parties hereto.
“Anti-Corruption Laws” mean all laws, rules and regulations of any jurisdiction concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).
“Anti-Terrorism Laws” shall mean any United States or other laws relating to economic or trade sanctions, terrorism or money laundering, including, but not limited to, the U.S. Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the Applicable Laws administered by Office of Foreign Assets Control of the United States Department of the Treasury, the Trading with the Enemy Act (12 U.S.C. §95), and the International Emergency Economic Powers Act (50 U.S.C. §1701-1707).
“Applicable Law” shall mean (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.
“Availability Period” shall have the meaning provided for in Section 2.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowing Request” shall mean a written instruction executed by a Responsible Officer of the Borrower requesting the Lender to make a Loan by wire transfer and specifying the amount of the Loan to be advanced, the date of the requested disbursement and the account to which the proceeds shall be remitted and certifying that all of the conditions precedent to lending described in Section 11 are satisfied.
“Business Day” shall mean any day except a day which is a Saturday or a Sunday or on which commercial banks are not required or authorized to remain open for the regular transaction of commercial business in the City of New York.
“Change in Control” shall mean (i) the Management Agreement is terminated and (ii) individuals who constitute the Continuing Trustees cease for any reason to constitute at least a majority of the Board of Trustees of the Borrower.
“Citi Repurchase Loan Agreement” shall mean that certain Master Repurchase Agreement, dated as of February 9, 2018, by and between TRMT CB Lender LLC, as Seller, and Citibank, N.A., as Buyer, as it may be amended, restated, amended and restated, supplemented or otherwise modified.
“Continuing Trustees” shall mean any member of the Borrower’s Board of Trustees who (1) was a member of such Board of Trustees on the Agreement Date; or (2) was nominated for election or elected to such Board of Trustees with the approval of a majority of the Continuing Trustees who were members of such Board of Trustees at the time of such nomination or election (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a trustee).
“Credit Agreement Related Claim” shall mean any claim (whether sounding in tort, contract or otherwise) in any way related to, arising out of, or connected with, this Agreement or the relationship established hereunder or thereunder, whether such claim arises or is asserted before or after the Agreement Date or before or after the Maturity Date.
“Default” shall mean any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Dollars” and the sign “$” shall each refer to the lawful currency of the United States of America.
“Environmental Laws” shall mean as of any date the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, as such laws have been amended or supplemented, and any Federal, state, or local statute, ordinance, rule or regulation in effect.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided, that any instrument evidencing indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Events of Default” shall have the meaning ascribed to such term in Section 13 of this Agreement.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of the Lender being organized under the laws of, or having its principal office in the jurisdiction imposing such Tax (or any political subdivision thereof); and (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender.
“Governmental Approval” shall mean any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, a governmental unit.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision or instrumentality thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranty” means the Guaranty, dated as of February 9, 2018, by the Borrower for the benefit of Citibank, N.A. in connection with the Citi Repurchase Loan Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified.
“Interest Period” shall mean, the period commencing on the first day of each January, April, July and October, and ending on the last day of each such March, June, September and December, respectively; provided, that, with regards to the final Interest Period before the Maturity Date, such Interest Period shall end on the Maturity Date.
“Interest Rate” shall have the meaning set forth in Section 4.
“Lien” shall mean, with respect to any property or asset (or any income or profits derived therefrom) of any Person, any mortgage, lien, pledge, attachment, levy, charge or other security interest or encumbrance of any kind upon or in respect of such property or asset (or upon or in respect of any income or profits therefrom), in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise. For this purpose, a Person shall be deemed to own subject to a “Lien” any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such property or asset.
“Lender’s Office” shall mean 255 Washington Street, Suite 300, Newton, MA 02458.
“Loan Documents” shall mean this Agreement and any other document executed by the Borrower in connection with this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.
“Loan Increments” shall have the meaning set forth in Section 2.
“Loans” shall have the meaning set forth in Section 2.
“Management Agreement” shall mean that certain Management Agreement, dated as of September 18, 2017, by and between the Borrower and the Lender, as it may be amended, restated, amended and restated, supplemented or otherwise modified.
“Mandatory Prepayment” shall have the meaning set forth in Section 6.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its respective payment obligations under any Loan Document or (c) the material rights and remedies of the Lender under any Loan Document.
“Maturity Date” shall mean the later of (i) three (3) years from the Agreement Date and (ii) thirty (30) days after the final maturity of both the (x) Citi Repurchase Loan Agreement and (y) Texas Capital Bank Note, as each may be extended pursuant to their respective governing loan documents.
“Maximum Permissible Rate” shall mean, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the Lender or (ii) the Lender’s being unable to enforce payment of (or, if collected, retain) all or any part of such amount or the interest payable thereon.
“Net Cash Proceeds” with respect to any public sale or issuance by the Borrower of its Equity Interests, shall mean the excess, if any, of (A) the sum of the cash and cash equivalents received in connection with such sale or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower in connection with such sale or issuance.

“Obligations” shall mean all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and its Subsidiaries to the Lender arising under the Loan Documents.
“Payment Date” shall mean the last day of each March, June, September and December and on the Maturity Date. Whenever any Payment Date ends on a day that is not a Business Day, the Payment Date shall be the immediately succeeding Business Day.
“Person” shall mean any individual, sole proprietorship, corporation, partnership, trust, unincorporated association, mutual company, joint stock company, trade association or other business organization.
“Post-Default Rate” as of any date shall mean a rate of interest per annum equal to the Interest Rate as of any such date plus two percent (2%).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Responsible Officer” shall mean the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer, or assistant treasurer or other similar officer or person performing similar functions of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (i) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European

Union or any EU member state, (ii) any person operating, organized or resident in a Sanctioned Country or (iii) any person Controlled by any person described under clause (i) or (ii) above.
“Scheduled Unavailability Date” has the meaning specified in Section 4(c).
“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” shall mean, with respect to any Person, any other Person (i) the securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (ii) the other ownership interests of which ordinarily constituting a majority voting interest, are at the time, directly or indirectly, owned or Controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Tax” shall mean any Federal, State or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.
“Texas Capital Bank Note” shall mean that certain Promissory Note, dated as of July 27, 2018, by and between TRMT TCB Lender LLC, as Borrower, and Texas Capital Bank, National Association, as Lender, as it may be amended, restated, amended and restated, supplemented or otherwise modified.
Section 2.    Principal Amount and Terms of the Credit. The Lender agrees to extend to the Borrower any time within six (6) months after the Agreement Date (such period, the “Availability Period”), subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower set forth in Section 10, loan(s) in the aggregate principal amount of up to Twenty-Five Million Dollars ($25,000,000.00) (the “Loans”), to be disbursed in minimum amounts of Five Hundred Thousand Dollars ($500,000.00) and in whole multiples of Fifty Thousand Dollars ($50,000.00) in excess thereof (“Loan Increments”), from time to time, to an account designated in writing to the Lender by a Responsible Officer of Borrower pursuant to a Borrowing Request; provided, for the avoidance of doubt, that after the Availability Period, the undrawn funds will be unavailable and the Borrower will not be able to request any further borrowings on such undrawn funds. Amounts borrowed under this Agreement can only be repaid pursuant to the terms hereof and may not be reborrowed. A Loan may only be requested in

Loan Increments. A Loan may be requested on any date during the Availability Period when all of the conditions precedent to lending described in Section 11 below have been satisfied, and the Borrower has delivered a Borrowing Request to the Lender no later than 12:00 noon, Eastern time, two (2) Business Days prior to the date such Loan is being requested.
Section 3.    Fees. The Borrower shall pay to Lender an annual facility fee in the amount of Twenty-Five Thousand Dollars ($25,000.00), which shall be due and payable annually, in arrears, on each annual anniversary of the Agreement Date, until the Maturity Date has occurred and all Obligations are repaid in full.
Section 4.    Interest.
(a)    Rates of Interest. Subject to the immediately following sentence, the Loans shall bear interest on the average weighted principal amount of Loans outstanding per Interest Period at a rate of six and one-half percent (6.50%) per annum (the “Interest Rate”). If any part of the Loans or any other amount due and payable hereunder is not paid when due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise), such Obligations shall bear, to the maximum extent permitted by Applicable Law, interest for each day during the period from the date such amount became so due until it shall be paid in full (whether before or after judgment) at a rate per annum equal to the applicable Post-Default Rate. Interest shall be paid for the actual number of days elapsed. Interest shall be calculated at the end of each Interest Period and shall include the first (1st) day of such Interest Period. Nothing contained in this Agreement shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate.
(b)    Payment. Interest on each Loan shall be due and payable in quarterly installments, in arrears, on each Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest at the Post-Default Rate shall be payable on demand.
Section 5.    Repayment. The entire principal amount of the Loans then outstanding shall mature and become due and payable, together with accrued interest and any and all other amounts payable or owing hereunder, whereupon the same shall become forthwith due and payable, and shall be repaid by the Borrower, on the Maturity Date, and the Lender shall have no further obligation to lend on and after the Maturity Date.
Section 6.    Prepayments Permitted.
(a)    Optional Prepayments. The Borrower may prepay the Loans in whole or in part, without premium or penalty; provided that the Borrower may not prepay the Loans at any time when the Citi Repurchase Loan Agreement or the Texas Capital Bank Note are outstanding unless the prepayment constitutes a Mandatory Prepayment; provided further that when the Borrower is not otherwise prohibited from prepaying the Loans in accordance with the foregoing proviso, the Borrower must give the Lender at least three (3) Business Days’ prior written notice of any such prepayment. The Borrower shall at the time of each prepayment pay all accrued interest on the principal amount being prepaid.

(b)    Mandatory Prepayment. If the Borrower has any public issuance of its Equity Interests or issuance of preferred equity, which results in the receipt by the Borrower of Net Cash Proceeds, the Borrower must prepay on or prior to the date which is five (5) Business Days after the date of the receipt of such Net Cash Proceeds, the aggregate outstanding principal amount of Loans, up to an amount equal to one-hundred percent (100%) of all Net Cash Proceeds received (such prepayment, a “Mandatory Prepayment”).
Section 7.    Payments by the Borrower.
(a)    Time, Place and Manner. All payments due to the Lender under this Agreement shall be made to the Lender, or to such other Person as the Lender may designate, at the Lender’s Office or at such other address as the Lender may designate. A payment shall not be deemed to have been made on any day unless such payment has been received at the required place of payment, in Dollars, and in funds immediately available, no later than 2:00 p.m. (Eastern time) on such day.
(b)    No Reductions. All payments due to the Lender under this Agreement, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower hereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax, except for any withholding or deduction for Taxes required to be withheld or deduction under Applicable Law.
(c)    Taxes. If any Tax (excluding any Excluded Tax) is required to be withheld or deducted from, or is otherwise payable by the Borrower in connection with, any payment due to the Lender under this Agreement, the Borrower (i) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with Applicable Law and (ii) shall pay to the Lender (A) such additional amounts as may be necessary so that the net amount received by the Lender with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted, is equal to the full amount payable under this Agreement and (B) an amount equal to all Taxes payable by the Lender as a result of payments made by the Borrower (whether to a taxing authority or to the Lender) pursuant to this Section 7(c). Lender shall, at times reasonably requested by the Borrower, provide Borrower with a properly completed and duly executed Internal Revenue Service Form W-8 or W-9, whichever is applicable, and if such form expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Borrower of its legal inability to do so.
(d)    Modification of Payment Dates. Unless otherwise specified in this Agreement, whenever any payment to the Lender under this Agreement shall be due (otherwise than by reason of acceleration) on a day that is not a Business Day, the date of payment thereof shall be the immediately succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
Section 8.    [Reserved]

Section 9.    Evidence of Indebtedness. The Loans and the Borrower’s obligation to repay the Loans with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement and the records of the Lender. The records of the Lender shall be prima facie evidence of the Loans and all payments made in respect thereof.
Section 10.    Representations and Warranties of the Borrower. In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants the following to the Lender:
(a)    The Borrower is a Person (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, and (ii) has all the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to own its properties and conduct its business as currently owned and conducted.
(b)    The Borrower and each of its Subsidiaries is not in violation of any of its respective formation documents. The execution and delivery of this Agreement and the incurrence of the obligations and the consummation of the transactions herein and therein contemplated will not conflict with, or constitute a breach of or default under any formation documents of the Borrower, or any Applicable Law.
(c)    This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting generally the enforcement of creditors’ rights or by general equitable principles.
(d)    No consent, approval, authorization, order, registration or qualification of or with any court, any regulatory authority or other governmental agency or body is required for the execution or delivery of this Agreement by the Borrower or for the consummation of the other transactions contemplated by this Agreement.
(e)    There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any governmental authority, by or against the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
(f)    The Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all Taxes shown to be due and payable on such returns or on any assessments made against them (other than those being contested in good faith) and no Tax Liens have been filed and no claims are being asserted with respect to such Taxes.
(g)    No fact or circumstance, to the best of the Borrower’s knowledge after due inquiry, either alone or in conjunction with all other such facts and circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

(h)    The Borrower and each of its Subsidiaries is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(i)    The Borrower and each of its Subsidiaries is currently in compliance with all Applicable Laws (including, without limitation, Anti-Terrorism Laws, Anti-Corruption Laws, ERISA and Environmental Laws).
(j)    None of the Borrower, any Subsidiary or any of their respective directors, officers or employees, or any agent of the Borrower or any Subsidiary acting on their behalf in connection with, or benefitting from, the loan facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement or any other documents to be executed in connection with this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(k)    The Borrower has used the proceeds of the Loans issued hereunder only in compliance with (and not in contravention of) this Agreement.
(l)    The Borrower and each of its Subsidiaries has good fee simple title to, or valid leasehold interests in, or easements or other limited property interest in, or good and marketable title to, all its real property assets that are material to the present conduct of its business and has good title to its personal property and assets that are material to the present conduct of its business, in each case, except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Liens, other than (i) Liens arising by operation of law, (ii) minor defects in title that do not materially interfere with the ability of the Borrower to conduct its business and (iii) Liens granted in connection with the Citi Repurchase Loan Agreement and the Texas Capital Bank Note.
(m)    The Borrower and each of its Subsidiaries is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. The Borrower will not use any part of the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X. The proceeds of the Loans will only be (i) used in conjunction with the Citi Repurchase Loan Agreement to fund transitional bridge loans consistent with the Borrower’s business and approved by the Borrower’s Board of Trustees or (ii) held by the Borrower in order to satisfy the minimum Cash Liquidity (as such term is defined in the Guaranty) financial covenant required under the Guaranty.
(n)    No written information (other than the pro forma financial statements and estimates and information of a general economic or general industry nature) furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender in connection with the transactions on or before the date of this Agreement (the “Information”), when taken as a whole, as of the Agreement Date, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time).
(o)    The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
(p)    No Default has occurred and is continuing.
Section 11.    Conditions Precedent.
(a)    The obligation of the Lender to enter into this Agreement and make the Loans is subject to receipt by the Lender, in form and substance satisfactory to the Lender, of the following:
(i)    duly executed copies of this Agreement;
(ii)    each representation and warranty contained in Section 10 hereof shall be true and correct;
(iii)     no Default or Event of Default shall have occurred and be continuing; and
(iv)     the Lender shall have received at least three (3) Business Days prior to the Agreement Date all documentation and other information regarding the Borrower that has been reasonably requested and determined by the Lender to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
(b)    The obligation of the Lender to fund a Loan is subject to the satisfaction of the following conditions:
(i) at the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing; and
(ii)    each representation and warranty contained in Section 10 hereof shall be true and correct; and
(iii) the receipt by the Lender of a duly executed Borrowing Request.
Section 12.    Covenants of the Borrower. From the date hereof and until all Obligations are indefeasibly repaid in full:
(a)    Reports. The Borrower shall deliver to the Lender:

(i)    Notice of Default. Promptly upon any officer of the Borrower obtaining knowledge (i) of the occurrence of any Default or Event of Default or (ii) of the occurrence of any event or change that has caused or would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect, an officer’s certificate specifying the nature of such event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto; and
(ii)    Additional Information. Promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any Subsidiary of the Borrower, or compliance with the terms of this Agreement or any other Loan Document, as the Lender may from time to time reasonably request.
(b)    Existence. The Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business except, in the case of this clause (ii), to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(c)    Use of Proceeds. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X. The proceeds of the Loans are to be (i) used in conjunction with the Citi Repurchase Loan Agreement to fund transitional bridge loans consistent with the Borrower’s business and approved by the Borrower’s Board of Trustees or (ii) held by the Borrower in order to satisfy the minimum Cash Liquidity (as such term is defined in the Guaranty) financial covenant required under the Guaranty.
(d)    Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor.
(e)    Compliance with Laws. The Borrower will comply, and shall take reasonable steps to cause each of its Subsidiaries to comply in all material respects with the requirements of all Applicable Law.
(f)    Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any Applicable Law, or which the Lender may reasonably request, to comply with the terms of this Agreement or any other Loan Document.
(g)    Lines of Business. The Borrower will not engage in any material line of business substantially different from those lines of business conducted by the Borrower and its

Subsidiaries on the date hereof or any business reasonably ancillary, complementary, related or incidental thereto or any extension of such business consistent with industry developments.
Section 13.    Event of Default. If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan, in each case when and as the same shall become due and payable, whether at the due date or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 13) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it (or the its Subsidiaries, to the extent applicable);
(e)    (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f)    (i) any of the Loan Documents shall cease, for any reason (other than by reason of express release by the Lender thereof), to be in full force and effect or any the Borrower or any of its Subsidiaries or any Affiliate shall so assert; or (ii) any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower or any of its Subsidiaries, or a proceeding shall be commenced by the Borrower or any of its Subsidiaries or by any governmental authority, seeking to establish the invalidity or unenforceability thereof, or the Borrower or any of its Subsidiaries shall deny that it has any liability or obligation purported to be created under any Loan Document; or
(g)    there occurs any Change of Control.
In the case of an Event of Default occurring and continuing, the Lender may declare all amounts of principal outstanding under the Loans to be forthwith due and payable, together with accrued interest and any and all other amounts payable or owing hereunder, whereupon the same shall become forthwith due and payable, without further demand, presentment, notice of dishonor, protest, notice of protest or other notice whatsoever, all of which are expressly waived by the Borrower; provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any other event under Section 13(e), the unpaid principal amount of all outstanding Loans and all interest and other Obligations shall automatically become due and payable, in each case without further action by the Lender.
Section 14.    Illegality.
If, after the date of this Agreement, the adoption of any Applicable Law, any change therein or any change in the interpretation or administration thereof by any government, governmental agency or authority, court, tribunal, central bank or other comparable body charged with the interpretation or administration thereof or compliance by the Lender with any interpretation, request, guideline or directive (whether or not having the force of law) of any such government, governmental agency or authority, court, tribunal, central bank or other comparable body shall make it unlawful or impossible for the Lender to maintain the Loans, then the Lender shall so notify the Borrower and the Loans shall become due and payable immediately upon the Borrower’s receipt of such notice (or on such earlier date as may be required by such Applicable Law, interpretation, guideline, request or directive).
Section 15.    Governing Law.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The Borrower irrevocably agrees that any Credit Agreement Related Claim may be brought in any Federal or New York State Court located in the City of New York and, by the execution and delivery of this Agreement, the Borrower hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, generally and unconditionally, with respect to any such action or proceedings for itself and in respect of its property, assets and revenues. The Borrower hereby also irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. The Borrower further irrevocably consents to service of process out of said courts by mailing a copy thereof, by registered or certified mail, postage prepaid, to itself, and irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of such service in any legal action or proceeding brought in accordance herewith. The Borrower irrevocably waives, in any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise), any right or claim of immunity of any kind with respect to itself or its assets including, without limitation, from attachment or execution of judgment, and the Borrower irrevocably agrees that it and its assets are and shall be subject to any legal action or proceeding, attachment or execution in respect to its obligations under this Agreement. The Borrower hereby irrevocably agrees that the Lender shall not be liable for, and the Borrower waives and agrees not to seek any special, indirect or consequential damages arising out of any claim related to this Agreement or any advance. THE BORROWER AND THE LENDER EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING ANY CREDIT AGREEMENT RELATED CLAIM.
Section 16.    Miscellaneous.
(a)    The Borrower shall, on demand, pay or reimburse the Lender for all fees, costs and expenses incurred, and all payments made, and indemnify and hold the Lender harmless from and against all losses suffered, by the Lender in connection with, arising out of, or in any way related to (i) the negotiation, preparation, execution and delivery of (A) this Agreement and (B) whether or not executed, any waiver, amendment or consent under or to this Agreement, (ii) the administration of and any operations under this Agreement, (iii) consulting with respect to any matter in any way arising out of, related to, or connected with, this Agreement including (A) the protection, preservation, exercise or enforcement by the Lender of any of its rights under or related to this Agreement, or (B) the performance by the Lender of any of its obligations under or related to this Agreement, (iv) protecting, preserving, exercising or enforcing any of the rights of the Lender under or related to this Agreement, (v) any Credit Agreement Related Claim (whether asserted by the Lender or the Borrower or any other Person and whether asserted before or after the Maturity Date), and the prosecution or defense thereof, or (vi) any governmental investigation arising out of, related to, or in any way connected with, this Agreement or the relationship established hereunder, except that the foregoing indemnity shall not be applicable to any loss suffered by the Lender to the extent such loss is determined by a judgment of a court that is binding on the Borrower and the Lender, final and not subject to review on appeal, to be the result of acts or omissions on the part of the Lender constituting (x) willful misconduct or (y) gross negligence.
(b)    Any notice or communication required to be delivered under this Agreement, or any agreement or instrument required to be delivered hereunder (the “Notices”) shall be in writing and shall be sent by registered or certified U.S. mail (postage prepaid and return receipt requested) by a reliable hand-delivery or overnight courier service, by email (in a .pdf or similar file), or by telecopier, to be confirmed immediately by sending the original documentation by registered or certified U.S. mail or by a reliable hand-delivery or overnight courier service or by email. Notwithstanding the foregoing sentence, Notices may be given by telephone if confirmed in writing within twenty-four (24) hours by sending a written version thereof by a reliable hand-

delivery, overnight courier service or by email. In the event of a discrepancy between any telephonic Notice and any written confirmation thereof, such written confirmation shall be deemed effective notice except to the extent that the Lender has acted in reliance on such telephonic Notice. All Notices shall be delivered or otherwise conveyed to the parties at their respective addresses and telephone and telecopier numbers as follows: (i) if to the Borrower, at 255 Washington Street, Suite 300, Newton, MA 02458 and (ii) if to the Lender, at 255 Washington Street, Suite 300, Newton, MA 02458. Except as otherwise expressly set forth herein, all Notices shall be effective as against the Lender and the Borrower only upon the receipt thereof.
(c)    No modification or waiver of any provision of this Agreement or any other instrument or agreement required hereunder, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then in each such event such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(d)    The terms and provisions of this Agreement shall be binding upon, and the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign any interest in this Agreement or any of the Borrower’s rights, duties or obligations hereunder without the prior written consent of the Lender in its sole discretion. The Lender may not assign such indebtedness to a holder (or issue a participation of interest in such indebtedness to an entity) that is not Controlled by the parent entity of the Lender.
(e)    No delay or omission to exercise any right, power, or remedy accruing to the Lender upon any breach or default of the Borrower under this Agreement or any instrument or agreement required hereunder shall impair any such right, power, or remedy of the Lender, nor shall it be considered to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; and no waiver by the Lender of any single breach or default shall be deemed a waiver of any other breach or default theretofore and thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Lender of any breach or default under this Agreement or any waiver on the part of the Lender of any provision or condition of this Agreement must be in writing specifically set forth. No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy either under this Agreement or by law or otherwise afforded to the Lender, shall be cumulative and not alternative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.
(f)    This Agreement may be executed in any number of counterparts and on separate counterparts, each of which shall be deemed to be an original and but all of which taken together shall constitute one and the same Agreement.
(g)    The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the Borrower and the Lender, acting through their duly authorized representatives, have caused this Credit Agreement to be duly executed as of the day and year first above written.
BORROWER:
TREMONT MORTGAGE TRUST
By: /s/ G. Douglas Lanois
Name: G. Douglas Lanois
Title: Chief Financial Officer

[Credit Agreement Signature Page]

LENDER:
TREMONT REALTY ADVISORS LLC
By: /s/ Matthew P. Jordan
Name: Matthew P. Jordan
Title: Chief Financial Officer and Treasurer

[Credit Agreement Signature Page]